Contact:

Brian Beades

212-810-5596

invrel@blackrock.com

BlackRock Reports Full Year and Fourth Quarter Earnings

Assets Under Management of $1.307 Trillion at December 31, 2008

New York, January 21, 2009 – BlackRock, Inc. (NYSE:BLK) today reported 2008 full year results, consisting of a 23% year-over-year increase in operating income (9.5% as adjusted1, see below) to $1,593 million or $8.02 per diluted share, and non-operating losses, net of non-controlling interests, of $419 million, or $2.11 per diluted share, versus an $0.80 per diluted share gain in 2007. Net income for the year was $786 million, or $5.91 per diluted share, a decrease of 21% compared to 2007. Total revenue increased 5% from 2007 to $5,064 million. The reported operating margin of 31.4% for full year 2008 expanded relative to 26.7% in 2007.

Full year net income, as adjusted1, includes operating income, as adjusted1, of $1,662 million, or $8.37 per diluted share, a 9.5% improvement year-over-year, and as adjusted1 non-operating losses, net of non-controlling interests, of $1.92 per diluted share. Net income, as adjusted1, was $858 million or $6.45 per diluted share, a 21% decrease compared to 2007. The operating margin, as adjusted1, increased to 38.7% from 37.5% in 2007.

2008 results include a restructuring charge of $38 million related to severance and other employee related costs associated with a 9% reduction in work force.

In summary, full year operating income, as adjusted1, improved 9.5% and operating margin, as adjusted1, improved to 38.7%. The increase in operating income and the 5% increase in revenue reflect strong net new business flows in the first half of the year, exceptional growth in the advisory business, a balanced business model (by asset class, client type and geography), and strong cost management discipline, dampened by the impact of extremely negative markets in the second half of the year, particularly in the fourth quarter.

Negative non-operating results were driven by BlackRock’s utilization of its balance sheet to co-invest capital alongside its clients, and to seed new products. The majority of this capital is invested long term in alternative products, including real estate, distressed products, hedge funds and private equity. The hostile markets in 2008 have affected the mark-to-market value of our clients’ and BlackRock’s investments, which are not deemed to be “Held-to-Maturity”. The full-year non-operating expense, net of non-controlling interests, as adjusted1, of $381 million represents approximately a 25% decline from the peak investment portfolio value of about $1.4 billion in June of 2008 and is reflective of market movements on the underlying assets.

For the fourth quarter, operating income was $338 million or $371 million on an as adjusted basis1. Non-operating losses were $293 million net of non-controlling interests or $270 million on an as adjusted basis1. This resulted in net income of $53 million or $91 million on an as adjusted basis1. Diluted earnings per share were $0.40 compared to $2.43 in fourth quarter of 2007. Diluted earnings per share, as adjusted1 , of $0.68 were composed of operating income of $1.81 a share, non-operating losses of $1.32 a share and a $0.19 per share adjustment to bring the full year effective tax rate down from 35% to 33%. Operating income, as adjusted1, of $371 million compares to $488 million in fourth quarter of 2007.

[1]	See notes (a), (b), (c), (d) and (e) to the Condensed Consolidated Statements of Income and Supplemental Information in Attachment I on pages 9, 10, 11 and 12.

Assets under management (“AUM”) ended 2008 at $1.31 trillion, up $48.6 billion during the fourth quarter. The increase was driven by $129.1 billion of net new business, a 10% organic growth rate for the quarter, which was partially offset by $80.5 billion of declines in asset values due to adverse markets and foreign exchange translation. Both U.S. and international clients awarded us net new assets during the quarter, with inflows concentrated in advisory portfolios and cash management products, as investors continued to pull money out of long-dated strategies. For the year, net new business totaled $167.6 billion, representing a 12% organic growth rate, which was overwhelmed by a $217.1 billion decline in asset values due to the severe fall in markets and U.S. dollar strengthening. During the last twelve months, we were awarded net inflows of $135.0 billion from U.S. investors and $32.6 billion from international investors, including net new business in all asset classes other than fixed income. BlackRock Solutions® had exceptionally robust results, adding 72 assignments during the year, including 20 in the fourth quarter, and completing 46 short-term mandates. For the year, revenue on our investment system, risk management and advisory services exceeded $400 million, more than doubling since 2007. As of January 16, 2009, our pipeline of new business wins funded or to be funded totaled $59.5 billion, including $21.1 billion of fixed income, equity and alternative portfolios, $5.5 billion of cash management products, and $32.9 billion of advisory assignments, excluding BlackRock’s engagement as one of the managers for the Federal Reserve’s MBS purchase program.

“Without question, 2008 has been the most difficult market environment in memory, with many markets frozen and assets suffering extreme price declines,” commented Laurence D. Fink, Chairman and CEO of BlackRock. “Problems accelerated in the second half of the year and 2009 is beginning on difficult footing with greater headline risk of growing unemployment, weak earnings and increased bankruptcies. Investors of all sizes are affected: pensions, insurance companies, banks, sovereign wealth funds, retail investors and their retirement accounts. Central banks worldwide are beginning to understand the severity of the situation, and are pursuing a variety of ways to have an impact. We look forward to the focus and energy President Obama and his economic team will bring to these challenges, and the beneficial effect that government support and fiscal stimulus can have on the U.S. and global economy.

“Hostile markets have substantially eroded portfolio values and caused investors to pull back from both traditional and alternative investments. Clients are reviewing their asset allocation strategies and rethinking their approach to asset/liability management. Increasingly they are looking for solutions that span asset classes; they are looking for strategic partners, not product providers. BlackRock has long embraced this type of client service model.

“Throughout the year, we worked with our clients as they migrated to liability driven solutions, outsourced fiduciary management, sought investment opportunities appropriate to their risk tolerances, struggled to assess the value of assets and address balance sheet challenges, or just wanted to talk about developments in the markets. Our unwavering focus on risk management preserved the safety and liquidity of our money market funds and solidified our position as a leader in the cash management business.

“Our abiding commitment to helping investors solve problems and our ability to be nimble as an organization in bringing resources to bear on the changing needs of our clients manifested itself in the substantial growth of our BlackRock Solutions and advisory activities. The team worked tirelessly to meet the urgent needs of numerous clients, while at the same time supporting BlackRock and completing an enormously complex, two-year project to insource operations and implement our systems in Europe. With that behind us, we have effectively completed the MLIM integration and are operating on a unified platform globally.

“The strength and potential of our platform is evident in our 2008 new business momentum, but our financial results were significantly harmed by the sharp decline in markets. Management fees, performance fees and non-operating income have all suffered. All of our current seeds and coinvestments have been marked-to-market, in some cases to levels below what cash flow analysis might suggest. It should be noted, however, that real estate and private equity markets typically lag public markets, and further declines might be expected in 2009. Nonetheless, we continue to believe firmly in alignment of interests and will continue to coinvest alongside our clients in our alternative and opportunistic products.

“As we begin 2009, I am both realistic and optimistic. I am realistic about the economic and market problems we face worldwide. I am realistic about the fact that our industry and our business are smaller solely by virtue of sharply lower asset values. I am optimistic that we can navigate these challenges and come out stronger. I am optimistic about the power of BlackRock’s business model and strength of our platform, as well as our ability to extend our relationship with Merrill Lynch under the Bank of America umbrella. I look forward to working with our new partners to better serve our respective clients. I believe that industry consolidation will accelerate and that BlackRock will have meaningful strategic opportunities. I know that BlackRock’s management team will exercise sound judgment in adapting to the current environment, while continuing to invest for the future. I am confident in the capabilities of our team and the dedication of each of our employees to serving our clients and operating our business with the utmost integrity. I thank them all for their commitment, and I thank our clients for their continuing confidence in BlackRock.”

Fourth Quarter Business Highlights

Severe market dislocations continued, with a broad range of markets delivering sharply negative returns for the quarter and the full year. Such conditions continue to challenge investors worldwide, many of which have withdrawn from long-dated markets in favor of safe havens, such as money markets, deposits and U.S. Treasuries. The deterioration in net asset values adversely affects all investors and investment managers. Although BlackRock’s AUM closed the quarter up $48.6 billion, we suffered an $80.5 billion decline in asset values due to adverse markets and foreign exchange movements.

In the face of these challenging conditions, we remain focused on serving our clients and helping them solve problems. Throughout the year, we sought to leverage our extensive capital markets, risk management and analytical capabilities to build our advisory practice, helping clients assess hard-to-value assets and manage or liquidate troubled portfolios. We also worked closely with our clients and intermediaries to identify attractive investment opportunities and to support their efforts with timely market analysis and frequent communications. These efforts resulted in net new business of $129.1 billion, or 10% organic growth, during the fourth quarter.

BlackRock continues to benefit from the diversity of its global clientele. During the quarter, we were awarded $120.8 billion of net new business from U.S. clients and $8.3 billion from international investors. These results included net inflows from over 700 clients in 33 countries, in addition to the retail investors served through our intermediary-sold mutual funds and separately managed accounts.

Although industry trends generally were negative, we continued to enhance our market position in key client channels, including U.S. and international retail. For example, we had net outflows of $1.7 billion or less than 1% in our U.S. open-end equity and bond funds during the fourth quarter, while the industry suffered a 3% redemption rate2. Similarly, through November we gained market share in U.K. retail and retained our position as the second largest cross-border fund provider, even as we experienced net outflows3. In total, we had $8.1 billion of net outflows from retail and high net worth investors worldwide in the fourth quarter. In contrast, institutional investors awarded us $137.2 billion of net new business, including $101.8 billion in advisory AUM, driving a 14% organic growth rate for the quarter.

Net new business across products reflected shifting client preferences given the extreme instability in markets and growing business pressures.

•

Investors returned to cash management products, as government support helped stabilize the money markets. During the quarter, we had $48.6 billion of net inflows in our cash management products, recovering 91% of the net outflows we experienced in the third quarter. New business during the quarter included $46.0 billion of net inflows in prime and government portfolios and $6.3 billion in offshore funds, partially offset by $3.5 billion of outflows in securities lending portfolios. Throughout the year, we successfully navigated treacherous markets to maintain the safety and liquidity of our money market funds. These results differentiated BlackRock and enabled us to increase our market share in the highly competitive money market industry[4].

[2]	Source: Strategic Insight Simfund/MF
[3]	Source: Lipper Feri
[4]	Source: iMoney.net

•

Fixed income investors continued to focus on addressing troubled assets, increasing their demand for advisory services. Institutional investors also rebalanced to maintain asset allocations as equity markets fell, and pension plans continued their migration from core bond to long duration strategies. During the quarter, we had net outflows of $15.2 billion in fixed income products, including $5.0 billion due to rebalancing, $3.6 billion in closed-end fund maturities and deleveraging, and $3.0 billion to satisfy client cash needs. An additional $1.0 billion of assets were reclassified as advisory AUM to be consistent with the reporting of long-term portfolio liquidation assignments. Although we remained competitive within our institutional peer group, investment performance fell short of our expectations, particularly in multi-sector portfolios, and we continue to refine our strategy in the face of extreme market volatility and substantially reduced liquidity.

•

With global equity markets in turmoil, the industry experienced accelerating redemptions during the fourth quarter. BlackRock’s net withdrawals totaled $2.3 billion, or less than 1%, across the full range of equity and balanced products. Specifically, we were awarded net new business of $3.9 billion from institutional investors worldwide and $0.8 billion from U.S. retail investors. These inflows were more than offset by $4.1 billion of net outflows from international retail investors and $3.0 billion of net outflows in high net worth products, principally broker-sold separately managed accounts. Investment performance versus our peers was strong across much of the platform, which positions the firm to benefit when investors return to the equity markets.

•

In many ways, 2008 was a “perfect storm” for alternative investments - frozen capital markets, lack of financing, forced deleveraging, poor absolute returns, imposition of redemption constraints, and revelation of a massive alleged fraud (in which none of BlackRock’s fund of funds were invested). Industry-wide, investors sought to redeem hedge fund and fund of fund holdings in record numbers, and were often forced to liquidate better performing products that could provide liquidity. In the fourth quarter, BlackRock was able to meet all redemption requests in its hedge funds and fund of funds, resulting in $2.9 billion of net outflows in alternative investment products. The markets remain highly challenging, and we continue to focus on meeting our clients’ needs in existing products, as well as offering attractive longer-term investment opportunities in a variety of new products.

As market turmoil persisted and in most cases worsened in the fourth quarter, investors struggled with a wide spectrum of financial products. The need for risk management capabilities has never been clearer, and demand for BlackRock Solutions has never been greater. By bringing together our extensive capital markets, risk management and analytical capabilities, we have been able to deliver a range of risk management products and advisory services to help institutions better meet their investment challenges. In the fourth quarter, we were retained on 20 new assignments, including one new Aladdin mandate, three net new risk management relationships, and 16 advisory assignments. We also completed 18 short-term engagements during the quarter, and continued to make progress on five system implementations.

Although markets are off to a difficult start in 2009, BlackRock remains well positioned to help clients navigate these challenging times and to benefit when the markets finally turn the corner. Our brand is more recognized around the globe, our team is stronger and more unified, many of our products have performed well, and our market share is growing. We have enhanced our ability to deliver risk management and investment solutions, including multi asset class strategies, fiduciary outsourcing, advisory services, and strategic partnerships with our clients and distributors. At January 16, 2009, our pipeline of wins funded or to be funded stood at $59.5 billion, including $21.1 billion of long-dated mandates, $5.5 billion of cash management products, and $32.9 billion of advisory assignments, excluding BlackRock’s engagement as one of the managers for the Federal Reserve’s MBS purchase program. In addition, we have signed contracts or are in negotiations on a number of new BlackRock Solutions assignments.

Fourth Quarter Financial Highlights

Comparison to the Fourth Quarter of 2007

Fourth quarter 2008 operating income decreased 28% to $338 million from $468 million earned in fourth quarter 2007. Fourth quarter 2008 included the impact of the $38 million restructuring charges.

Fourth quarter 2008 revenues of $1,064 million decreased $380 million, or 26%, compared to $1,444 million in fourth quarter 2007 primarily due to the following:

•

Investment advisory and administration base fees of $853 million in fourth quarter 2008 decreased $307 million, or 26%, compared to $1,160 million in fourth quarter 2007 primarily associated with a market driven reduction in equity and balanced AUM.

•

Performance fees were $24 million in fourth quarter 2008, compared to $153 million in fourth quarter 2007. The decrease relates primarily to market effects on alternative investment products with absolute performance return measures and equity separate accounts.

•

BlackRock Solutions and advisory revenue was $134 million for fourth quarter 2008 compared to $62 million in fourth quarter 2007. The increase is primarily due to additional advisory and Aladdin assignments.

•

Other revenue was $17 million for fourth quarter 2008, compared to $37 million in fourth quarter 2007. The decrease of $20 million is primarily related to lower unit trust sales commissions and lower real estate property management fees.

Fourth quarter 2008 operating expenses were $687 million, excluding the restructuring charges in fourth quarter 2008 of $38 million, compared to $976 million in fourth quarter 2007. The $289 million, or 30%, decrease compared to fourth quarter 2007 was primarily due to the following:

•

Employee compensation and benefits decreased $185 million primarily due to a $151 million decline in incentive compensation associated with decreases in income and performance fees, a decrease in deferred compensation expense of $20 million, which is primarily linked to depreciation on assets related to certain deferred compensation plans, and an $11 million decrease in benefits and commissions. The decline in deferred compensation is substantially offset by the change in valuations of investments set aside for these plans, which are included in non-operating income (expense).

•

Portfolio administration and servicing costs paid to Merrill Lynch and other third parties decreased $9 million primarily due to lower levels of average AUM in equity and balanced, fixed income and alternative products.

•

General and administration expenses decreased $98 million primarily related to a $26 million decline in foreign currency remeasurement costs, a $22 million decline in marketing and promotional expenses, a $22 million decrease in costs associated with the support of two enhanced cash funds, a $16 million decrease in professional services and portfolio services, and a $12 million decrease in technology, recruiting and other office related expenses.

Fourth quarter 2008 non-operating expense, net of non-controlling interests, was $293 million compared to non-operating income, net of non-controlling interests, of $20 million in fourth quarter 2007. The $293 million non-operating expense, net of non-controlling interests, includes investment losses of $124 million from seed and co-investments in hedge funds/funds of hedge funds (including the impact of distressed credit products), $91 million from real estate products, $35 million from private equity products, and $23 million related to investments associated with certain deferred compensation plans.

Comparison to the Third Quarter of 2008

Fourth quarter 2008 operating income decreased 25% to $338 million from $454 million earned in third quarter 2008.

Fourth quarter 2008 revenues of $1,064 million decreased $249 million, or 19%, compared to $1,313 million in third quarter 2008 primarily due to the following:

•

Investment advisory and administration base fees of $853 million in fourth quarter 2008 decreased $231 million, or 21%, compared to $1,084 million in third quarter 2008 primarily associated with a reduction in AUM during the fourth quarter as a result of market and foreign currency effects on equity and balanced products.

•

Performance fees were $24 million in fourth quarter 2008, compared to $55 million in third quarter 2008. The decrease primarily relates to the timing of performance fee recognition due to fee measurement periods which vary by product.

•

BlackRock Solutions and advisory revenue was $134 million for fourth quarter 2008 versus $113 million in third quarter 2008. The fourth quarter revenue increase of $21 million, or 19%, was the result of additional advisory assignments.

•

Other revenue was $17 million for fourth quarter 2008 compared to $27 million in third quarter 2008. Fourth quarter 2008 other revenue declined primarily as a result of lower real estate property management fees and lower fees earned on lending securities.

Fourth quarter 2008 operating expenses of $687 million, excluding the restructuring charges in fourth quarter 2008 of $38 million, decreased $173 million, or 20%, compared to $860 million in third quarter 2008. The $173 million decrease compared to third quarter 2008 was primarily due to the following:

•

Employee compensation and benefits decreased $142 million primarily due to a $132 million decline in incentive compensation, a $31 million decline in commissions, salaries and benefits, partially offset by a $21 million change in deferred compensation expense primarily linked to depreciation on assets related to certain deferred compensation plans. The change in deferred compensation expense is substantially offset by the change in valuations of investments set aside for these plans, which is included in non-operating income (expense).

•

Portfolio administration and servicing costs paid to Merrill Lynch and other third parties decreased $12 million primarily due to lower levels of average AUM in equity and balanced and cash management products.

•	General and administration expenses decreased $16 million primarily due to a $12 million decrease in marketing and promotional expenses and an $8 million decrease in technology expenses.

Fourth quarter 2008 non-operating expense, net of non-controlling interests, was $293 million, compared to non-operating expense, net of non-controlling interests, of $119 million in third quarter 2008. The $174 million decline from third quarter 2008 primarily relates to declines in valuations of seed and co-investments in real estate, hedge funds/funds of hedge funds, other investments, private equity, and assets associated with certain deferred compensation plans.

Teleconference and Webcast Information

BlackRock will host a teleconference call for investors and analysts on Wednesday, January 21, 2009, at 9:00 a.m. (Eastern Time) to discuss its fourth quarter results. Members of the public who are interested in participating in the teleconference should dial, from the United States, (800) 374-0176, or from outside the United States, (706) 679-4634, shortly before 9:00 a.m. and reference the BlackRock Conference Call (ID Number 80759361). A live, listen-only webcast will also be available via the investor relations section of www.blackrock.com.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Wednesday, January 21, 2009 and ending at midnight on Wednesday, January 28, 2009. To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 80759361. To access the webcast, please visit the investor relations section of www.blackrock.com.

About BlackRock

BlackRock is one of the world’s largest publicly traded investment management firms. At December 31, 2008, BlackRock’s AUM was $1.307 trillion. The firm manages assets on behalf of institutions and individuals worldwide through a variety of equity, fixed income, cash management and alternative investment products. In addition, a growing number of institutional investors use BlackRock Solutions investment system, risk management and financial advisory services. Headquartered in New York City, as of December 31, 2008, the firm has approximately 5,300 employees in 22 countries and a major presence in key global markets, including the U.S., Europe, Asia, Australia and the Middle East. For additional information, please visit the Company’s website at www.blackrock.com.

Forward-Looking Statements

This press release, and other statements that BlackRock may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to risk factors previously disclosed in BlackRock’s SEC reports and those identified elsewhere in this report the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes and volatility in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the relative and absolute investment performance of BlackRock’s investment products; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions or divestitures; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock, Merrill Lynch, Bank of America or The PNC Financial Services Group, Inc.; (11) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and local financial and capital markets, specific industries, or BlackRock; (12) the ability to attract and retain highly talented professionals; (13) fluctuations in the carrying value of BlackRock’s investments; (14) fluctuations in foreign currency exchange rates, which may adversely affect the value of investment advisory and administration fees earned by BlackRock or the carrying value of certain assets and liabilities denominated in foreign currencies; (15) the impact of changes to tax legislation and, generally, the tax position of the Company; (16) the ability of BlackRock to effectively manage the former Quellos business along with its historical operations; (17) BlackRock’s success in maintaining the distribution of its products; (18) the impact of BlackRock electing to provide support to its products from time to time; and (19) the impact of problems at other financial institutions or the failure or negative performance of products at other financial institutions.

BlackRock’s Annual Reports on Form 10-K and BlackRock’s subsequent filings with the SEC, accessible on the SEC’s website at http://www.sec.gov and on BlackRock’s website at http://www.blackrock.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on our website is not a part of this press release.

# # #

Attachment I

BlackRock, Inc.

Condensed Consolidated Statements of Income and Supplemental Information

(Dollar amounts in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		% Change	Three Months Ended September 30,	% Change	Year Ended December 31,		% Change
	2008	2007		2008		2008	2007
Revenue
Investment advisory and administration base fees	$852,694	$1,159,511	(26)%	$1,084,401	(21)%	$4,231,328	$4,010,061	6%
Investment advisory performance fees	23,720	152,670	(84)%	54,680	(57)%	177,023	350,188	(49)%

Investment advisory and administration base and performance fees	876,414	1,312,181	(33)%	1,139,081	(23)%	4,408,351	4,360,249	1%
BlackRock Solutions and advisory	134,419	61,969	117%	112,593	19%	406,378	198,262	105%
Distribution fees	35,339	33,055	7%	34,229	3%	138,570	123,052	13%
Other revenue	17,428	36,974	(53)%	27,317	(36)%	110,609	163,092	(32)%

Total revenue	1,063,600	1,444,179	(26)%	1,313,220	(19)%	5,063,908	4,844,655	5%

Expenses
Employee compensation and benefits	325,994	511,246	(36)%	468,094	(30)%	1,814,991	1,767,063	3%
Portfolio administration and servicing costs	137,780	146,606	(6)%	150,259	(8)%	597,395	547,620	9%
Amortization of deferred mutual fund sales commissions	32,259	29,057	11%	33,857	(5)%	129,747	108,091	20%
General and administration	154,528	253,010	(39)%	170,917	(10)%	744,823	870,367	(14)%
Restructuring charges	38,353	—	NM	—	NM	38,353	—	NM
Termination of closed-end fund administration and servicing arrangements	—	—	NM	—	NM	—	128,114	(100)%
Amortization of intangible assets	36,304	36,544	(1)%	36,557	(1)%	146,002	129,736	13%

Total expenses	725,218	976,463	(26)%	859,684	(16)%	3,471,311	3,550,991	(2)%

Operating income	338,382	467,716	(28)%	453,536	(25)%	1,592,597	1,293,664	23%

Non-operating income (expense)
Net gain (loss) on investments	(410,055)	25,543	NM	(142,552)	(188)%	(572,564)	504,001	(214)%
Interest and dividend income	12,853	22,262	(42)%	19,605	(34)%	64,721	74,466	(13)%
Interest expense	(14,867)	(18,389)	(19)%	(16,737)	(11)%	(65,702)	(49,412)	33%

Total non-operating income (expense)	(412,069)	29,416	NM	(139,684)	(195)%	(573,545)	529,055	(208)%

Income before income taxes and non-controlling interests	(73,687)	497,132	(115)%	313,852	(123)%	1,019,052	1,822,719	(44)%
Income tax expense (benefit)	(7,597)	165,747	(105)%	117,237	(106)%	387,340	463,832	(16)%

Income before non-controlling interests	(66,090)	331,385	(120)%	196,615	(134)%	631,712	1,358,887	(54)%
Non-controlling interests	(119,056)	8,946	NM	(21,111)	464%	(154,707)	363,615	143%

Net income	$52,966	$322,439	(84)%	$217,726	(76)%	$786,419	$995,272	(21)%

Weighted-average shares outstanding (e)
Basic	129,888,110	128,449,943	1%	129,793,939	0%	129,543,443	128,488,561	1%
Diluted	133,403,419	132,578,679	1%	134,012,819	(0)%	132,996,426	132,088,810	1%
Earnings per share (e)
Basic	$0.41	$2.51	(84)%	$1.68	(76)%	$6.07	$7.75	(22)%
Diluted	$0.40	$2.43	(84)%	$1.62	(75)%	$5.91	$7.53	(22)%

Cash dividends declared and paid per share	$0.78	$0.67	16%	$0.78	0%	$3.12	$2.68	16%

Supplemental information:
Operating income, as adjusted (a)	$370,906	$488,375	(24)%	$431,330	(14)%	$1,661,816	$1,517,800	9%

Operating margin, GAAP basis	31.8%	32.4%	(2)%	34.5%	(8)%	31.4%	26.7%	18%
Operating margin, as adjusted (a)	41.6%	38.8%	7%	38.4%	8%	38.7%	37.5%	3%
Non-operating income (expense), net of non-controlling interests, as adjusted (b)	$(270,421)	$17,481	NM	$(79,212)	(241)%	$(381,014)	$153,596	(348)%

Net income, as adjusted (c), (d)	$90,932	$333,748	(73)%	$228,877	(60)%	$858,138	$1,079,694	(21)%
Diluted earnings per share, as adjusted (c), (d),(e)	$0.68	$2.52	(73)%	$1.71	(60)%	$6.45	$8.17	(21)%

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

NM - Not meaningful

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

BlackRock reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of BlackRock’s financial performance over time. BlackRock’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Certain prior period non-GAAP data has been reclassified to conform to the current presentation. Computations for all periods are derived from the Company’s condensed consolidated statements of income as follows:

(a) Operating income, as adjusted and operating margin, as adjusted:

Operating income, as adjusted, equals operating income, GAAP basis, excluding certain items deemed non-recurring by management or transactions that ultimately will not impact BlackRock’s book value, as indicated in the table below. Operating income used for operating margin measurement equals operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Operating margin, as adjusted, equals operating income used for operating margin measurement, divided by revenue used for operating margin measurement, as indicated in the table below.

	Three Months Ended			Year Ended
	December 31,		September 30, 2008	December 31,
	2008	2007		2008	2007
Operating income, GAAP basis	$338,382	$467,716	$453,536	$1,592,597	$1,293,664
Non-GAAP adjustments:
Restructuring charges	38,353	—	—	38,353	—
PNC LTIP funding obligation	14,263	13,927	14,655	58,690	53,517
Merrill Lynch compensation contribution	2,500	2,500	2,500	10,000	10,000
MLIM integration costs	—	923	—	—	20,201
Quellos integration costs	—	320	—	—	460
Termination of closed-end fund administration and servicing arrangements	—	—	—	—	128,114
Compensation expense related to (depreciation) appreciation on deferred compensation plans	(22,592)	2,989	(39,361)	(37,824)	11,844

Operating income, as adjusted	370,906	488,375	431,330	1,661,816	1,517,800
Closed-end fund launch costs	—	766	—	9,127	35,594
Closed-end fund launch commissions	—	71	—	164	6,029

Operating income used for operating margin measurement	$370,906	$489,212	$431,330	$1,671,107	$1,559,423

Revenue, GAAP basis	$1,063,600	$1,444,179	$1,313,220	$5,063,908	$4,844,655
Non-GAAP adjustments:
Portfolio administration and servicing costs	(137,780)	(146,606)	(150,259)	(597,395)	(547,620)
Amortization of deferred mutual fund sales commissions	(32,259)	(29,057)	(33,857)	(129,747)	(108,091)
Reimbursable property management compensation	(2,986)	(6,287)	(6,218)	(21,663)	(26,811)

Revenue used for operating margin measurement	$890,575	$1,262,229	$1,122,886	$4,315,103	$4,162,133

Operating margin, GAAP basis	31.8%	32.4%	34.5%	31.4%	26.7%

Operating margin, as adjusted	41.6%	38.8%	38.4%	38.7%	37.5%

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

(continued)

(a) (continued)

Management believes that operating income, as adjusted, and operating margin, as adjusted, are effective indicators of BlackRock’s performance over time. As such, management believes that operating income, as adjusted, and operating margin, as adjusted, provide useful disclosure to investors.

Operating income, as adjusted:

Restructuring charges recorded in 2008 consist of compensation costs and professional fees. MLIM and Quellos integration costs recorded in 2007 consist principally of certain professional fees, rebranding costs and compensation costs incurred in conjunction with these integrations. The expenses associated with: (i) the 2008 restructuring, (ii) MLIM and Quellos integration costs and (iii) the 2007 termination of the closed-end fund administration and servicing arrangements with Merrill Lynch have been deemed non-recurring by management and have been excluded from operating income, as adjusted, to help ensure the comparability of this information to prior periods. As such, management believes that operating margins exclusive of these costs are useful measures in evaluating BlackRock’s operating performance for the respective periods.

The portion of compensation expense associated with certain Long-Term Incentive Plans (“LTIP”) that will be funded through the distribution to participants of shares of BlackRock stock held by PNC and the anticipated Merrill Lynch compensation contribution have been excluded because, exclusive of the impact related to the exercise of LTIP participants’ put options, primarily in the three months ended March 31, 2007, these charges do not impact BlackRock’s book value.

Compensation expense associated with appreciation (depreciation) on assets related to certain BlackRock deferred compensation plans has been excluded as returns on investments set aside for these plans, which substantially offset this expense, are reported in non-operating income.

Operating margin, as adjusted:

Operating income used for measuring operating margin, as adjusted, is equal to operating income, as adjusted, excluding the impact of closed-end fund launch costs and commissions. Management believes that excluding such costs and commissions is useful because these costs can fluctuate considerably and revenues associated with the expenditure of these costs will not fully impact the Company’s results until future periods.

Revenue used for operating margin, as adjusted, excludes portfolio administration and servicing costs paid to related parties and to other third parties. Management believes that excluding such costs is useful because the Company receives offsetting revenue for these services. Amortization of deferred mutual fund sales commissions is excluded from revenue used for operating margin measurement, as adjusted, because such costs, over time, offset distribution fee revenue earned by the Company. Reimbursable property management compensation represents compensation and benefits paid to personnel of Metric Property Management, Inc. (“Metric”), a subsidiary of BlackRock Realty Advisors, Inc. (“Realty”). These employees were retained on Metric’s payroll when certain properties were acquired by Realty’s clients. The related compensation and benefits were fully reimbursed by Realty’s clients and have been excluded from revenue used for operating margin, as adjusted, because they bear no economic cost to BlackRock.

(b) Non-operating income (expense), net of non-controlling interests, as adjusted:

Non-operating income (expense), net of non-controlling interests, as adjusted, equals non-operating income (expense), GAAP basis, net of non-controlling interests, GAAP basis, adjusted for compensation expense associated with depreciation (appreciation) on assets related to certain BlackRock deferred compensation plans, which is recorded in operating income. This compensation expense has been included in non-operating income (expense), net of non-controlling interests, as adjusted, to offset returns on investments set aside for these plans, which are reported in non-operating income (expense), GAAP basis.

	Three Months Ended
	December 31,		September 30, 2008	Year Ended December 31,
	2008	2007		2008	2007
Non-operating income (expense), GAAP basis	$(412,069)	$29,416	$(139,684)	$(573,545)	$529,055
Non-controlling interests, GAAP basis	(119,056)	8,946	(21,111)	(154,707)	363,615

Non-operating income (expense), net of non-controlling interests	(293,013)	20,470	(118,573)	(418,838)	165,440
Compensation expense related to depreciation (appreciation) on deferred compensation plans	22,592	(2,989)	39,361	37,824	(11,844)

Non-operating income (expense), net of non-controlling interests, as adjusted	$(270,421)	$17,481	$(79,212)	$(381,014)	$153,596

BlackRock, Inc.

Notes to Condensed Consolidated Statements of Income and Supplemental Information

(Unaudited)

(continued)

(b) Non-operating income (expense), net of non-controlling interests, as adjusted (continued):

Management believes that non-operating income (expense), as adjusted, provides for comparability of this information to prior periods and is an effective measure for reviewing BlackRock’s non-operating contribution to its results. As compensation expense on the deferred compensation plans, which is included in operating income, offsets the gain/(loss) on the investments set aside for these plans, management believes that non-operating income (expense), net of non-controlling interests, as adjusted, provides useful measures to investors of BlackRock’s non-operating results.

(c) Net income, as adjusted:

Management believes that net income, as adjusted, and diluted earnings per share, as adjusted, are useful measures of BlackRock’s profitability and financial performance. Net income, as adjusted, equals net income, GAAP basis, adjusted for significant non-recurring items as well as charges that ultimately will not impact BlackRock’s book value.

	Three Months Ended
	December 31,		September 30, 2008	Year Ended December 31,
	2008	2007		2008	2007
Net income, GAAP basis	$52,966	$322,439	$217,726	$786,419	$995,272
Non-GAAP adjustments, net of tax: (d)
Restructuring charges	25,697	—	—	25,697	—
PNC LTIP funding obligation	10,444	8,913	9,526	39,322	34,251
Merrill Lynch compensation contribution	1,825	1,600	1,625	6,700	6,400
MLIM integration costs	—	591	—	—	12,929
Quellos integration costs	—	205	—	—	294
Termination of closed-end fund administration and servicing arrangements	—	—	—	—	81,993
Corporate deferred income tax rate changes	—	—	—	—	(51,445)

Net income, as adjusted	$90,932	$333,748	$228,877	$858,138	$1,079,694

Diluted weighted average shares outstanding (e)	133,403,419	132,578,679	134,012,819	132,996,426	132,088,810

Diluted earnings per share, GAAP basis (e)	$0.40	$2.43	$1.62	$5.91	$7.53

Diluted earnings per share, as adjusted (e)	$0.68	$2.52	$1.71	$6.45	$8.17

The restructuring charges and the MLIM and Quellos integration costs reflected in GAAP net income have been deemed non-recurring by management and have been excluded from net income, as adjusted, to help ensure the comparability of this information to prior reporting periods.

The portion of the compensation expense associated with LTIP awards that will be funded through the distribution to participants of shares of BlackRock stock held by PNC and the anticipated Merrill Lynch compensation contribution have been excluded from net income, as adjusted, because, exclusive of the impact related to the exercise of LTIP participants’ put options, primarily in the three months ended March 31, 2007, these charges do not impact BlackRock’s book value. The termination of the closed-end fund administration and servicing arrangements with Merrill Lynch has been excluded from net income, as adjusted, as the termination of the arrangements is deemed non-recurring by management.

During third quarter 2007, the United Kingdom and Germany enacted legislation reducing corporate income taxes, effective in April and January of 2008, respectively, which resulted in a revaluation of certain deferred tax liabilities. The resulting decrease in income taxes has been excluded from net income, as adjusted, as it is non-recurring and to ensure comparability to current reporting periods.

(d) For the year ended December 31, 2008, non-GAAP adjustments were tax effected at 33%, BlackRock’s 2008 effective tax rate. Non-GAAP adjustments, for the year ended December 31, 2007, were tax effected at 36%, which approximates BlackRock’s 2007 effective tax rate after adjusting primarily for the impact of the United Kingdom and Germany corporate income tax rate reductions.

(e) Series A non-voting participating preferred stock is considered to be a common stock equivalent for purposes of earnings per share calculations.

Attachment II

BlackRock, Inc.

Summary of Revenues

(Dollar amounts in thousands)

(unaudited)

				Three Months
	Three Months Ended			Ended		Year Ended
	December 31,			September 30,		December 31,
	2008	2007	% Change	2008	% Change	2008	2007	% Change
Investment advisory and administration fees:
Equity and balanced	$352,389	$637,868	(45)%	$540,019	(35)%	$2,100,827	$2,217,654	(5)%
Fixed income	209,984	230,864	(9)%	230,228	(9)%	891,976	901,275	(1)%
Cash management	173,912	157,101	11%	176,615	(2)%	707,890	520,269	36%
Alternative investment products	116,409	133,678	(13)%	137,539	(15)%	530,635	370,863	43%

Investment advisory and administration base fees	852,694	1,159,511	(26)%	1,084,401	(21)%	4,231,328	4,010,061	6%
Equity and balanced	18,658	75,719	(75)%	9,116	105%	95,280	107,183	(11)%
Fixed income	2,536	982	158%	—	NM	4,249	4,332	(2)%
Alternative investment products	2,526	75,969	(97)%	45,564	(94)%	77,494	238,673	(68)%

Investment advisory performance fees	23,720	152,670	(84)%	54,680	(57)%	177,023	350,188	(49)%

Total investment advisory and administration base and performance fees	876,414	1,312,181	(33)%	1,139,081	(23)%	4,408,351	4,360,249	1%
BlackRock Solutions and advisory	134,419	61,969	117%	112,593	19%	406,378	198,262	105%
Distribution fees	35,339	33,055	7%	34,229	3%	138,570	123,052	13%
Other revenue	17,428	36,974	(53)%	27,317	(36)%	110,609	163,092	(32)%

Total revenue	$1,063,600	$1,444,179	(26)%	$1,313,220	(19)%	$5,063,908	$4,844,655	5%

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

BlackRock, Inc.

Summary of Non-operating Income (Expense)

(Dollar amounts in thousands)

(unaudited)

				Three Months
	Three Months Ended			Ended		Year Ended
	December 31,			September 30,		December 31,
	2008	2007	% Change	2008	% Change	2008	2007	% Change
Total non-operating income (expense)	$(412,069)	$29,416	NM	$(139,684)	(195)%	$(573,545)	$529,055	(208)%
Non-controlling interests	(119,056)	8,946	NM	(21,111)	464%	(154,707)	363,615	143%

Total non-operating income (expense), net of non-controlling interests	$(293,013)	$20,470	NM	$(118,573)	(147)%	$(418,838)	$165,440	(353)%

				Three Months
	Three Months Ended			Ended		Year Ended
	December 31,			September 30,		December 31,
	2008	2007	% Change	2008	% Change	2008	2007	% Change
Non-operating income (expense)
Net gain (loss) on investments, net of non-controlling interests
Private equity	$(34,623)	$9,656	(459)%	$(3,724)	NM	$(28,590)	$64,971	(144)%
Real estate	(91,278)	4,398	NM	(13,427)	NM	(126,637)	33,770	(475)%
Hedge funds/funds of hedge funds	(123,993)	10,306	NM	(66,008)	(88)%	(193,715)	22,873	NM
Investments related to deferred compensation plans	(22,592)	2,989	NM	(39,361)	43%	(37,824)	11,844	(419)%
Other investments [1]	(18,513)	(8,752)	(112)%	1,078	NM	(30,429)	8,928	(441)%

Total net gain (loss) on investments, net of non-controlling interests	(290,999)	18,597	NM	(121,442)	(140)%	(417,195)	142,386	(393)%
Interest and dividend income	12,853	22,262	(42)%	19,605	(34)%	64,721	74,466	(13)%
Interest expense	(14,867)	(18,389)	(19)%	(16,736)	(11)%	(65,702)	(49,412)	33%
Other non-controlling interest [2]	—	(2,000)	100%	—	NM	(662)	(2,000)	67%

Total non-operating income (expense), net of non-controlling interests	(293,013)	20,470	NM	(118,573)	(147)%	(418,838)	165,440	(353)%
Compensation expense related to depreciation (appreciation) on deferred compensation plan	22,592	(2,989)	NM	39,361	(43)%	37,824	(11,844)	419%

Non-operating income (expense), net of non-controlling interests, as adjusted	$(270,421)	$17,481	NM	$(79,212)	(241)%	$(381,014)	$153,596	(348)%

[1]	Includes net gains / (losses) related to equity and fixed income investments, collateralized debt obligations (“CDOs”) and BlackRock’s seed capital hedging program.
[2]	Includes non-controlling interests related to operating entities (non-investment activities).

NM - Not meaningful

NOTE: Certain prior period information has been reclassified to conform to current period presentation.

Attachment III

BlackRock, Inc.

Assets Under Management

(Dollar amounts in millions)

(unaudited)

Summary				Variance
	December 31, 2008	September 30, 2008	December 31, 2007	Qtr to Qtr	YOY
Fixed income	$483,173	$502,066	$513,020	(4)%	(6)%
Cash management	338,439	290,692	313,338	16%	8%
Equity and balanced	280,821	351,428	459,182	(20)%	(39)%
Alternative investment products	59,723	71,308	71,104	(16)%	(16)%

Sub Total	1,162,156	1,215,494	1,356,644	(4)%	(14)%
Advisory AUM[2]	144,995	43,104	—	236%	NM

Total AUM	$1,307,151	$1,258,598	$1,356,644	4%	(4)%

Current Quarter Component Changes

	September 30, 2008	Net subscriptions (redemptions)	FX 1	Market appreciation (depreciation)	December 31, 2008
Fixed income	$502,066	$(16,181)	$(2,863)	$151	$483,173
Cash management	290,692	48,604	(1,146)	289	338,439
Equity and balanced	351,428	(2,281)	(11,289)	(57,037)	280,821
Alternative investment products	71,308	(2,900)	(676)	(8,009)	59,723

Sub Total	1,215,494	27,242	(15,974)	(64,606)	1,162,156
Advisory AUM[2]	43,104	101,822	—	69	144,995

Total AUM	$1,258,598	$129,064	$(15,974)	$(64,537)	$1,307,151

Year over Year Component Changes

	December 31, 2007	Net subscriptions (redemptions)	FX 1	Market appreciation (depreciation)	December 31, 2008
Fixed income	$513,020	$(6,594)	$(6,222)	$(17,031)	$483,173
Cash management	313,338	25,670	(1,908)	1,339	338,439
Equity and balanced	459,182	869	(18,782)	(160,448)	280,821
Alternative investment products	71,104	2,903	(1,235)	(13,049)	59,723

Sub Total	1,356,644	22,848	(28,147)	(189,189)	1,162,156
Advisory AUM[2]	—	144,756	—	239	144,995

Total AUM	$1,356,644	$167,604	$(28,147)	$(188,950)	$1,307,151

NM = Not Material

[1]	Foreign Exchange reflects the impact of converting non-dollar denominated AUM into U.S. dollars for reporting.
[2]	Advisory AUM represents long-term portfolio liquidation assignments.